Exhibit 99.2
HCC ANNOUNCES CERTAIN RESULTS OF INVESTIGATION OF
STOCK OPTION GRANTING PRACTICES
HOUSTON (November 17, 2006)
HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today the results of the Company’s independent investigation of its historical stock option granting practices and certain changes in its executive management.
The Company has substantially completed its previously announced independent investigation of the Company’s stock option granting practices during the period of 1995 through the present. This comprehensive investigation was conducted by members of the Audit Committee, acting as an independent special committee of the Board of Directors (the “Special Committee”), with the assistance of Skadden, Arps, Slate, Meagher & Flom, LLP as independent legal counsel to the Special Committee and LECG as forensic accountants.
The investigation has concluded that the Company used incorrect measurement dates for certain stock option grants covering a significant number of employees during the period from 1995 through 2006. The Company and the Special Committee are working with their advisors to determine the appropriate measurement dates and assess the related financial effects. LECG currently estimates the cumulative pre-tax financial impact of recording additional non-cash charges associated with stock option grants is not likely to exceed $37 million spread over the vesting periods of the options in question. The Company expects that the errors will require some increased tax provision. The Company is currently evaluating LECG’s estimate for the financial impact and the related tax impact. Upon completion of this evaluation, the Company will determine whether a restatement of certain previously filed financial statements will be required.
The Company intends to continue cooperating with the SEC in connection with its informal inquiry into this matter.
Stephen L. Way has resigned as Chief Executive Officer effective November 17, 2006. Mr. Way will remain a director of the Company and serve as the non-executive Chairman of the Board of Directors. Mr. Way founded the Company in 1974 and served as a director, Chairman of the Board of Directors and Chief Executive Officer of the Company since its organization. Mr. Way was also President of the Company during most of the period. The Board expresses its gratitude for Mr. Way’s contributions to the Company and the value he has helped create for shareholders and employees. Since becoming a public company in 1992 under Mr. Way’s leadership, the Company’s assets have increased from $162.0 million to more than $7 billion. During the same time period, the Company’s gross written premium has risen from $74.9 million to $2.0 billion in 2005, and annual revenue has increased from $29.1 million to $1.6 billion in 2005. The Company has also completed over 30 acquisitions.
Effective with Mr. Way’s resignation, the Company elected Frank J. Bramanti as its new Chief Executive Officer. Mr. Bramanti has over twenty-five years of experience in the property and casualty business, almost all of which were with HCC where he was instrumental in shaping the Company’s operational and financial plans as well as its acquisition philosophy. Mr. Bramanti has served on the Company’s Board since 1980 and also served from 1980-2001 in various capacities, including as Executive Vice President, Chief Financial Officer and Interim President. Mr. Bramanti has been active in all aspects of the Company’s growth and brings the continuity and overall perspective that is important for the Company’s continuing success.
On November 17, 2006, the Company entered into a consulting agreement with Mr. Way to provide assistance to Mr. Bramanti and guidance to the Company with respect to strategic planning (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Mr. Way agreed to terminate his employment agreement with the loss of any further compensation including any 2006 bonus and to pay the Company the difference between the initial strike price and the closing price on the new measurement date for options he has exercised that were incorrectly priced. In addition, with respect to unexercised vested options, Mr. Way also agreed that each new strike price would be based on the new measurement date as determined by the Company. Unvested options are being terminated.
Chris L. Martin has resigned as Executive Vice President and General Counsel. Under the terms of his separation agreement, Mr. Martin agreed to terminate his employment agreement and to pay the Company the difference between the initial strike price and the closing price on the new measurement date for options he has exercised that were incorrectly priced. In addition, with respect to unexercised vested options, Mr. Martin also agreed that each new strike price would be based on the new measurement date as determined by the Company.
On November 8, 2006, the Board elected J. Robert Dickerson to serve as Lead Director. Mr. Dickerson has served on the Board of Directors since 1981.
The Company has amended its option granting practices to provide for fixed grant dates, and the Board of Directors will continue to consider the report of the Special Committee and appropriate remedial measures to enhance the process for equity based compensation awards in the future.
HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets exceeding $7.0 billion.
For more information, visit our website at www.hcc.com.

Contact:	Jay L. Simmons
HCC Insurance Holdings, Inc.
Telephone: (713) 744-3735
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission. In addition, the potential accounting, financial, tax and other affects of the Company’s review of its historical stock option granting practices and any remedial decisions instituted by the Board of Directors might have a material affect on the risks and uncertainties of the Company’s future results.
* * * * *